UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

FOGO DE CHAO, INC.
(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)

344177100
(CUSIP Number)

December 31, 2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 344177100	13G
1	NAME OF REPORTING PERSON
Thomas H. Lee Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
17,149,323

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
17,149,323

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,149,323

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
60.69% (1)

12	TYPE OF REPORTING PERSON*
OO

(1)
The calculation of the foregoing percentage is based on 28,253,038 shares of Common Stock outstanding as of November 3, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP NO. 344177100	13G
1	NAME OF REPORTING PERSON
Thomas H. Lee Equity Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
9,260,899

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
9,260,899

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,260,899

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
32.78% (1)

12	TYPE OF REPORTING PERSON*
PN

(1)
The calculation of the foregoing percentage is based on 28,253,038 shares of Common Stock outstanding as of November 3, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP NO. 344177100	13G
1	NAME OF REPORTING PERSON
Thomas H. Lee Parallel Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
6,270,987

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
6,270,987

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,270,987

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
22.20% (1)

12	TYPE OF REPORTING PERSON*
PN

(1)
The calculation of the foregoing percentage is based on 28,253,038 shares of Common Stock outstanding as of November 3, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP NO. 344177100	13G
1	NAME OF REPORTING PERSON
Thomas H. Lee Parallel (DT) Fund VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,095,420

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,095,420

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,095,420

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
3.88% (1)

12	TYPE OF REPORTING PERSON*
PN

(1)
The calculation of the foregoing percentage is based on 28,253,038 shares of Common Stock outstanding as of November 3, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP NO. 344177100	13G
1	NAME OF REPORTING PERSON
THL Coinvestment Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
319,467

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
319,467

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
319,467

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
1.13% (1)

12	TYPE OF REPORTING PERSON*
PN

(1)
The calculation of the foregoing percentage is based on 28,253,038 shares of Common Stock outstanding as of November 3, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP NO. 344177100	13G
1	NAME OF REPORTING PERSON
THL Operating Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
56,070

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
56,070

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
56,070

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.20% (1)

12	TYPE OF REPORTING PERSON*
PN

(1)
The calculation of the foregoing percentage is based on 28,253,038 shares of Common Stock outstanding as of November 3, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP NO. 344177100	13G
1	NAME OF REPORTING PERSON
THL Equity Fund VI Investors (Fogo), LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
45,255

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
45,255

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
45,255

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.16% (1)

12	TYPE OF REPORTING PERSON*
OO

(1)
The calculation of the foregoing percentage is based on 28,253,038 shares of Common Stock outstanding as of November 3, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP NO. 344177100	13G
1	NAME OF REPORTING PERSON
THL Equity Fund VI Investors (Fogo) II, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
5,025

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
5,025

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,025

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.02% (1)

12	TYPE OF REPORTING PERSON*
OO

(1)
The calculation of the foregoing percentage is based on 28,253,038 shares of Common Stock outstanding as of November 3, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP NO. 344177100	13G
1	NAME OF REPORTING PERSON
Great-West Investors, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
48,188

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
48,188

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
48,188

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.17% (1)

12	TYPE OF REPORTING PERSON*
PN

(1)
The calculation of the foregoing percentage is based on 28,253,038 shares of Common Stock outstanding as of November 3, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP NO. 344177100	13G
1	NAME OF REPORTING PERSON
Putnam Investments Employees’ Securities Company III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
48,012

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
48,012

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
48,012

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.17% (1)

12	TYPE OF REPORTING PERSON*
OO

(1)
The calculation of the foregoing percentage is based on 28,253,038 shares of Common Stock outstanding as of November 3, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP NO. 344177100	13G
Item 1 (a).	Name of Issuer:

Fogo de Chao, Inc.

Item 1 (b).	Address of Issuer’s Principal Executive Offices:

14881 Quorum Drive, Suite 750
Dallas, TX  75254

Item 2 (a).	Name of Person Filing:

This statement is being filed on behalf of the following (collectively, the “Reporting Persons): (1) Thomas H. Lee Advisors, LLC, a Delaware limited liability company (“Advisors”); (2) Thomas H. Lee Equity Fund VI, L.P., a Delaware limited partnership (“THL Equity VI”); (3) Thomas H. Lee Parallel Fund VI, L.P., a Delaware limited partnership (“Parallel Fund VI”); (4) Thomas H. Lee Parallel (DT) Fund VI, L.P., a Delaware limited partnership (“DT Fund VI”); (5) THL Coinvestment Partners, L.P., a Delaware limited partnership (“THL Coinvestment”); (6) THL Operating Partners, L.P., a Delaware limited partnership (“THL Operating”); (7) THL Equity Fund VI Investors (Fogo), LLC, a Delaware limited liability company (“THL Fogo”); (8) THL Equity Fund VI Investors (Fogo) II, LLC, a Delaware limited liability company (“THL Fogo II”; (9) Great-West Investors, L.P., a Delaware limited partnership (“Great West”); (10) Putnam Investments Employees’ Securities Company III LLC, a Delaware limited liability company (“Putnam III”).  Entities (1) through (8) are referred to as the “THL Entities”.

Advisors is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC (“THL Advisors VI”), which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating and the sole manager of THL Fogo and THL Fogo II.  THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.

Item 2 (b).	Address of Principal Business Office or, if none, Residence:

For the THL Entities:
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

For Great West:
Great-West Investors, L.P.
8515 East Orchard Road, 3T2
Greenwood Village, CO  80111

For Putnam III:
c/o Putnam Investments, LLC
One Post Office Square
Boston, MA 02109

CUSIP NO. 344177100	13G

Item 2 (c).	Citizenship:

Thomas H. Lee Advisors, LLC – Delaware
Thomas H. Lee Equity Fund VI, L.P. – Delaware
Thomas H. Lee Parallel Fund VI, L.P. – Delaware
Thomas H. Lee Parallel (DT) Fund VI, L.P. – Delaware
THL Coinvestment Partners, L.P. – Delaware
THL Operating Partners, L.P. – Delaware
THL Equity Fund VI Investors (Fogo), LLC – Delaware
THL Equity Fund VI Investors (Fogo) II, LLC – Delaware
Great-West Investors, LP – Delaware
Putnam Investments Employees’ Securities Company III LLC – Delaware

Item 2 (d).	Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2 (e).	CUSIP Number:

344177100

Item 3.	Not Applicable

Item 4	Ownership

Item 4(a)	Amount Beneficially Owned

This Schedule 13G is being filed on behalf of the Reporting Persons.  The Reporting Persons may be deemed to beneficially own in the aggregate 17,149,323 shares of the Issuer’s Common Stock, representing, in the aggregate, 60.69% of the Issuer’s Common Stock.  The percentage of Common Stock held by the Reporting Persons is based on 17,149,323 shares of Common Stock of the Issuer outstanding as of November 3, 2017 (the “Outstanding Shares”), as reported in the Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

The following shares were owned by the Reporting Persons on December 31, 2017:

Advisors owned 17,149,323 shares of the Issuer, representing approximately 60.69% of the Outstanding Shares.

THL Equity VI owned 9,260,899 shares of the Issuer, representing approximately 32.78% of the Outstanding Shares.

CUSIP NO. 344177100	13G
Parallel Fund VI owned 6,270,987 shares of the Issuer, representing approximately 22.20% of the Outstanding Shares.

DT Fund VI owned 1,095,420 shares of the Issuer, representing approximately 3.88% of the Outstanding Shares.

THL Coinvestment owned 319,467 shares of the Issuer, representing approximately 1.13% of the Outstanding Shares.

THL Operating owned 56,070 shares of the Issuer, representing approximately 0.20% of the Outstanding Shares.

THL Fogo owned 45,255 shares of the Issuer, representing approximately 0.16% of the Outstanding Shares.

THL Fogo II owned 5,025 shares of the Issuer, representing approximately 0.02% of the Outstanding Shares.

Great West owned 48,188 shares of the Issuer, representing approximately 0.17% of the Outstanding Shares.

Putnam III owned 48,012 shares of the Issuer, representing approximately 0.17 % of the Outstanding Shares.

Each of the Reporting Persons disclaims beneficial ownership of the shares listed in this report, and this report shall not be deemed an admission that any of the Reporting Persons is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

Item 4(b)	Percent of Class

See Item 4(a) hereof

Item 4(c)	Number of Shares as to which Such Person has:

(i)	Sole power to vote or to direct the vote:
See Item 5 of each cover page

(ii)	Shared power to vote or to direct the vote:
See Item 6 of each cover page

(iii)	Sole power to dispose or to direct the disposition of:
See Item 7 of each cover page

(iv)	Shared power to dispose or to direct the disposition of:
See Item 8 of each cover page

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

CUSIP NO. 344177100	13G
Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

The responses of the Reporting Persons to Items 2(a) and 4(a) are incorporated herein by reference.  Other than as set forth herein, no knowledge of anyone owning 5% or more.

Under certain circumstances, partners or members of a Reporting Person, as the case may be, could have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock owned by such Reporting Person.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 4(a) above.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THOMAS H. LEE ADVISORS, LLC

	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THOMAS H. LEE EQUITY FUND VI, L.P.

	By:	THL Equity Advisors VI, LLC,
its general partner
	By:	Thomas H. Lee Partners, L.P., its sole member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THOMAS H. LEE PARALLEL FUND VI, L.P.

	By:	THL Equity Advisors VI, LLC,
its general partner
	By:	Thomas H. Lee Partners, L.P., its sole member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.

	By:	THL Equity Advisors VI, LLC, its general partner
	By:	Thomas H. Lee Partners, L.P., its sole member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THL COINVESTMENT PARTNERS, L.P.

	By:	Thomas H. Lee Partners, L.P., its general partner
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THL OPERATING PARTNERS, L.P.

	By:	Thomas H. Lee Partners, L.P., its general partner
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THL EQUITY FUND VI INVESTORS (FOGO), LLC

	By:	THL Equity Advisors VI, LLC, its sole manager
	By:	Thomas H. Lee Partners, L.P., its sole member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	THL EQUITY FUND VI INVESTORS (FOGO) II, LLC

	By:	THL Equity Advisors VI, LLC, its sole manager
	By:	Thomas H. Lee Partners, L.P., its sole member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	GREAT-WEST INVESTORS, LP
	By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact
	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018	PUTNAM INVESTMENTS EMPLOYEES’
SECURITIES COMPANY III, LLC

	By:	Putnam Investment Holdings, LLC, its managing member
	By:	Putnam Investments, LLC, its managing member
	By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact
	By:	THL Holdco, LLC, its managing member

	By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF
SCHEDULE 13G

The undersigned hereby agree as follows:

(i)  Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)  Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated February 14, 2018

THOMAS H. LEE ADVISORS, LLC

By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THOMAS H. LEE EQUITY FUND VI, L.P.

By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P.

By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.

By:	THL Equity Advisors VI, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL COINVESTMENT PARTNERS, L.P.

By:	Thomas H. Lee Partners, L.P., its general partner
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL OPERATING PARTNERS, L.P.

By:	Thomas H. Lee Partners, L.P., its general partner
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL EQUITY FUND VI INVESTORS (FOGO), LLC

By:	THL Equity Advisors VI, LLC, its sole manager
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL EQUITY FUND VI INVESTORS (FOGO) II, LLC

By:	THL Equity Advisors VI, LLC, its sole manager
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors, LLC, its general partner
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

GREAT-WEST INVESTORS, LP

By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III, LLC

By:	Putnam Investment Holdings, LLC, its managing member
By:	Putnam Investments, LLC, its managing member
By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact
By:	THL Holdco, LLC, its managing member

By:	/s/Charles P. Holden
Name: Charles P. Holden
Title: Managing Director